Exhibit 99
Bemis Company Reports Strong Fourth Quarter and Full Year 2015 Results
Strong Margin Improvement; Increased Return on Invested Capital; Record Operating Cash Flow for the full year

HIGHLIGHTS:

•
Full year 2015 adjusted diluted EPS from continuing operations increased to $2.55 per share, up 10.9 percent compared to the prior year, and in line with management's guidance. These results were achieved despite the currency translation headwinds of approximately $0.16 per share in 2015, as compared to the prior year.

•	Gross profit margins improved 170 basis points to 21.5 percent of net sales for the full year 2015, compared to 19.8 percent in the prior year.

•	U.S. Packaging segment operating profit return on sales increased to 14.3 percent for the full year 2015, compared to 13.1 percent in the prior year.

•	Global Packaging segment adjusted operating profit return on sales increased to 8.8 percent for the full year 2015, compared to 7.6 percent in the prior year.

•	Adjusted return on invested capital increased to 10.5 percent at December 31, 2015, compared to 9.7 percent at December 31, 2014.

•	Cash flow from operations for the twelve months ended December 31, 2015 was $552.4 million, compared to $248.1 million in the prior year.

•	On December 1, 2015, Bemis announced its acquisition of the rigid plastic packaging operations of Emplal Participações S.A.

•	Management set guidance for the full year 2016:

◦	Adjusted diluted earnings per share in the range of $2.68 to $2.83.

◦	Capital expenditures expected to be approximately $200 million.

◦	Cash flow from operations expected to be in the range of $450 to $500 million.

Neenah, Wisconsin, January 28, 2016 - Bemis Company, Inc. (NYSE:BMS) today reported fourth quarter 2015 diluted earnings per share from continuing operations of $0.58. Excluding the effect of restructuring and acquisition-related costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $0.60 in 2015 and $0.57 in 2014, an increase of 5.3 percent. The net impact of currency translation decreased earnings per share in the fourth quarter of 2015 by approximately $0.04, as compared to the prior fourth quarter.

For the full year 2015, the Company reported diluted earnings per share from continuing operations of $2.47 compared to $2.36 per share for the full year 2014. Excluding the effect of restructuring and acquisition-related costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $2.55 in 2015 and $2.30 in 2014, an increase of 10.9 percent. The net impact of currency translation decreased earnings per share in 2015 by approximately $0.16, as compared to the prior year.

“We delivered very strong financial results this year, consistently increasing margins, return on invested capital, and cash from operations. We achieved record adjusted earnings per share, a double-digit percent increase compared to last year, in the face of significant currency translation headwinds,” said William F. Austen, Bemis Company's President and Chief Executive Officer. “We are executing with focus, alignment, and rigor as we continue progressing toward our long-term financial targets. As we enter 2016, we will continue to improve sales mix and invest capital strategically for growth and productivity projects. Consistent with our strategy, this will support our focus on increasing value for our shareholders.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $2,747.5 million for 2015 represent a decrease of 4.0 percent, compared to 2014. The first quarter 2014 divestiture of the Paper Packaging Division reduced sales by 1.3 percent. Excluding the impact of divestitures, net sales decreased by 2.7 percent. Unit volumes declined by approximately 2 percent for the full year, primarily from the impact of the Company's strategic pricing decisions. The remaining change in net sales was driven by the contractual pass through of lower raw material costs throughout the year, partially offset by favorable sales mix.

U.S. Packaging operating profit increased to $391.8 million in 2015, or 14.3 percent of net sales, compared to $375.8 million, or 13.1 percent of net sales, in 2014. This margin improvement reflects sales mix benefits, driven by the Company's focus on innovation, as well as continued operational improvements, primarily attributable to the Company's asset recapitalization program.

Global Packaging
Global Packaging net sales of $1,323.9 million for 2015 represent a decrease of 10.7 percent, compared to 2014. Currency translation reduced net sales by 18.2 percent, primarily due to currencies in Latin America. The December 2015 acquisition of Emplal increased full year net sales by 0.3 percent. Excluding the impact of currency translation and the acquisition, net sales increased by 7.2 percent, fully driven by positive sales price and mix.

Global Packaging operating profit was $107.1 million in 2015, compared to $113.3 million in 2014. Excluding restructuring and acquisition-related costs, segment adjusted operating profit for 2015 would have been $116.5 million, or 8.8 percent of net sales, an increase from 7.6 percent of net sales in 2014.

(See attached schedule: “Reconciliation of Non-GAAP Operating Profit.”) The net impact of currency translation reduced operating profit during 2015 by $24.0 million as compared to 2014, or approximately $0.16 of total Company earnings per share, primarily due to currencies in Latin America.

Margin improvement in the Global Packaging segment reflects strong operating performance and the overall favorable impact of increased sales of sophisticated, value-added packaging.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the twelve months ended December 31, 2015 was $552.4 million, compared to $248.1 million in the prior year. The fourth quarter contributed $140.4 million of operating cash flow, compared to $56.6 million for the prior fourth quarter. Strong cash flow was driven by continued disciplined management of working capital.

Total company net debt to adjusted EBITDA was 2.3 times at December 31, 2015. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

Capital expenditures totaled $219.4 million for the full year 2015, reflecting increased investment in new capacity to support growth initiatives and productivity improvements.

During the fourth quarter, Bemis repurchased 1.0 million shares, for a total of $45.8 million. For the full year 2015, the Company repurchased 3.3 million shares for $150.1 million. At December 31, 2015, the remaining Board authorization for the repurchase of Bemis common stock was 3.4 million shares.

2016 OUTLOOK

Commenting on the year ahead, Austen stated, “In 2016, we expect our growth initiatives and asset recapitalization projects to deliver continued margin improvement. Our EPS guidance is in line with our long-term target to deliver earnings per share improvement in excess of 10 percent per year, on a currency-neutral basis. During 2016, we will continue to focus on growing our business, improving margins, increasing return on invested capital, and generating cash.”

Management expects adjusted diluted earnings per share to be in the range of $2.68 to $2.83 for the full year 2016, which includes currency translation headwinds of approximately $0.10, based on current exchange rate levels, as compared to the prior year. Management expects an effective income tax rate for 2016 of slightly above 33 percent.

Management expects full year cash from operations to be in the range of $450 to $500 million. This includes continued reductions in working capital that are expected to meet the Company's objective of working capital as a percent of net sales in the range of 14 to 16 percent by the end of 2016.

Management expects capital expenditures for 2016 of approximately $200 million to support productivity and efficiency projects as well as growth projects driven by increased customer demand for value-added products.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, adjusted return on invested capital, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities, including employee-related costs, equipment relocation costs, accelerated depreciation, and the write-down of equipment. These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's ongoing business operations.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking,” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general economic conditions, future changes in cost or availability of raw materials, the ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, potential loss of business or increased costs due to customer or vendor consolidation, the results of competitive bid processes, costs associated with the pursuit of business combinations or divestitures, plant closures, a failure in our information technology applications or infrastructure, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2014.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2015 financial results this morning at 12 p.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2015 net sales from continuing operations of $4.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288

Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$982.7	$1,052.7	$4,071.4	$4,343.5
Cost of products sold	769.8	844.2	3,198.0	3,484.4
Gross profit	212.9	208.5	873.4	859.1

Operating expenses:
Selling, general and administrative expenses	107.9	101.0	420.0	416.6
Research and development	10.3	10.7	44.1	44.1
Restructuring and acquisition-related costs	2.2	—	12.1	—
Other operating income	(4.7)	(1.7)	(12.4)	(9.3)

Operating income	97.2	98.5	409.6	407.7

Interest expense	13.2	12.9	51.7	60.8
Other non-operating income	(1.2)	(1.2)	(6.0)	(16.8)

Income from continuing operations before income taxes	85.2	86.8	363.9	363.7

Provision for income taxes	28.4	29.6	122.0	124.6

Income from continuing operations	56.8	57.2	241.9	239.1

Income (loss) from discontinued operations	—	1.9	(2.6)	(48.0)

Net income	$56.8	$59.1	$239.3	$191.1

Basic earnings per share:
Income from continuing operations	$0.59	$0.58	$2.50	$2.39
Income (loss) from discontinued operations	—	0.02	(0.03)	(0.48)
Net income	$0.59	$0.60	$2.47	$1.91

Diluted earnings per share:
Income from continuing operations	$0.58	$0.57	$2.47	$2.36
Income (loss) from discontinued operations	—	0.02	(0.03)	(0.47)
Net income	$0.58	$0.59	$2.44	$1.89

Cash dividends paid per share	$0.28	$0.27	$1.12	$1.08

Weighted average shares outstanding (including participating securities):
Basic	95.6	99.1	96.7	100.2
Diluted	97.1	100.3	97.9	101.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014 (1)
ASSETS

Cash and cash equivalents	$59.2	$47.1
Trade receivables	451.3	496.3
Inventories	525.9	575.8
Prepaid expenses and other current assets	82.6	168.6
Total current assets	1,119.0	1,287.8

Property and equipment, net	1,206.3	1,142.9

Goodwill	949.5	963.1
Other intangible assets, net	149.8	168.6
Deferred charges and other assets	65.2	48.4
Total other long-term assets	1,164.5	1,180.1

TOTAL ASSETS	$3,489.8	$3,610.8

LIABILITIES

Current portion of long-term debt	$5.8	$—
Short-term borrowings	29.6	31.3
Accounts payable	334.8	268.2
Employee-related liabilities	93.3	90.8
Accrued income and other taxes	35.2	23.3
Other current liabilities	90.4	67.8
Total current liabilities	589.1	481.4

Long-term debt, less current portion	1,353.9	1,311.6
Deferred taxes	172.4	223.4
Other liabilities and deferred credits	167.0	161.4

TOTAL LIABILITIES	2,282.4	2,177.8

EQUITY

Common stock issued (128.2 and 128.0 shares, respectively)	12.8	12.8
Capital in excess of par value	573.2	559.7
Retained earnings	2,216.0	2,086.8
Accumulated other comprehensive loss	(509.9)	(291.7)
Common stock held in treasury (33.1 and 29.8 shares at cost, respectively)	(1,084.7)	(934.6)

TOTAL EQUITY	1,207.4	1,433.0

TOTAL LIABILITIES AND EQUITY	$3,489.8	$3,610.8

(1)
The December 31, 2014 balance sheet includes reclassification adjustments to maintain comparability with the December 31, 2015 balance sheet. These reclassifications include moving other receivables into "Prepaid expenses and other current assets" and adjustments required by new accounting standards. These changes had no impact to operating cash flow.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$239.3	$191.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158.1	180.6
Excess tax benefit from share-based payment arrangements	(1.9)	(0.7)
Share-based compensation	18.4	12.4
Deferred income taxes	14.2	(0.5)
Income of unconsolidated affiliated company	(1.9)	(1.7)
Cash dividends received from unconsolidated affiliated company	1.7	—
Non-cash impairment charge of discontinued operations	3.2	44.7
Gain on sale of property and equipment	(1.9)	(0.6)
Gain on divestitures	—	(9.3)
Changes in working capital, excluding effect of acquisitions, divestitures and currency	124.9	(150.2)
Changes in other assets and liabilities	(1.7)	(17.7)

Net cash provided by operating activities	552.4	248.1

Cash flows from investing activities
Additions to property and equipment	(219.4)	(185.2)
Business acquisitions and adjustments, net of cash acquired	(66.4)	—
Proceeds from sale of property and equipment	9.6	10.1
Proceeds from divestitures	13.6	215.6

Net cash (used in) provided by investing activities	(262.6)	40.5

Cash flows from financing activities
Proceeds from issuance of long-term debt	2.0	199.4
Repayment of long-term debt	(0.9)	(400.2)
Net borrowing of commercial paper	12.2	76.8
Net (repayment) borrowing of short-term debt	(9.6)	21.1
Cash dividends paid to shareholders	(109.7)	(108.4)
Common stock purchased for the treasury	(150.1)	(152.1)
Deferred payments for business acquisitions	(4.3)	(6.6)
Excess tax benefit from share-based payment arrangements	1.9	0.7
Stock incentive programs and related tax withholdings	(6.8)	(1.5)

Net cash used in financing activities	(265.3)	(370.8)

Effect of exchange rates on cash and cash equivalents	(12.4)	(12.4)

Net increase (decrease) in cash and cash equivalents	12.1	(94.6)

Cash and cash equivalents balance at beginning of year	47.1	141.7

Cash and cash equivalents balance at end of period	$59.2	$47.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
U.S. Packaging operating profit	$93.5	$87.7	$391.8	$375.8

Global Packaging:
Operating profit before restructuring and acquisition-related costs	28.1	29.7	116.5	113.3
Restructuring and acquisition-related costs	(2.2)	—	(9.4)	—
Operating profit	25.9	29.7	107.1	113.3

General corporate expenses	(22.2)	(18.9)	(89.3)	(81.4)

Operating income	97.2	98.5	409.6	407.7

Interest expense	13.2	12.9	51.7	60.8

Other non-operating income	(1.2)	(1.2)	(6.0)	(16.8)

Income from continuing operations before income taxes	$85.2	$86.8	$363.9	$363.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
U.S. Packaging
Net sales	$655.6	$680.0	$2,747.5	$2,860.7

Operating profit as reported	$93.5	$87.7	$391.8	$375.8

Operating profit return on sales
As reported	14.3%	12.9%	14.3%	13.1%

Global Packaging
Net sales	$327.1	$372.7	$1,323.9	$1,482.8

Operating profit as reported	$25.9	$29.7	$107.1	$113.3

Non-GAAP adjustments:
Restructuring costs (1)	1.1	—	7.8	—
Acquisition-related costs (2)	1.1	—	1.6	—

Operating profit as adjusted	$28.1	$29.7	$116.5	$113.3

Operating profit return on sales
As reported	7.9%	8.0%	8.1%	7.6%
As adjusted	8.6%	8.0%	8.8%	7.6%

(1)	Includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)	Acquisition-related costs are comprised of acquisition costs associated with the Emplal Participacoes S.A. acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Continuing Operations
Diluted earnings per share, as reported	$0.58	$0.57	$2.47	$2.36

Non-GAAP adjustments per share, net of taxes:
Gain on divestiture (1)	—	—	—	(0.06)
Restructuring costs (2)	0.01	—	0.05	—
Acquisition-related costs (3)	0.01	—	0.03	—

Diluted earnings per share, as adjusted	$0.60	$0.57	$2.55	$2.30

(1)	Gain on divestiture relates to the sale of the Paper Packaging Division.

(2)	Includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(3)
Acquisition-related costs are comprised of acquisition costs associated with the Emplal Participacoes S. A. acquisition and charges related to contingent liabilities associated with a prior acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL
(in millions)
(unaudited)

	Quarter Ended				12 months ended December 31, 2015
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Income from Continuing Operations
Operating income (EBIT)	$97.2	$105.8	$109.2	$97.4	$409.6
Restructuring and acquisition-related costs	2.2	4.6	0.3	5.0	12.1
Adjusted EBIT (Continuing Operations)	99.4	110.4	109.5	102.4	421.7

Loss from Discontinued Operations	—	—	—	(2.6)	(2.6)
Income taxes	—	—	—	(1.1)	(1.1)
Discontinued Operations EBIT	—	—	—	(3.7)	(3.7)
Discontinued operations impairment and plant closure	—	—	—	3.7	3.7
Adjusted EBIT (Discontinued Operations)	—	—	—	—	—

Adjusted EBIT (Bemis Company Inc.) (a)	$99.4	$110.4	$109.5	$102.4	$421.7

Average Invested Capital[1] (b)					2,603.8
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.5%

	Quarter Ended				12 months ended December 31, 2014
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Income from Continuing Operations (EBIT)	$98.5	$107.3	$106.6	$95.3	$407.7

Income (Loss) from Discontinued Operations	1.9	(44.5)	5.1	(10.5)	(48.0)
Income taxes	0.8	9.6	4.0	(5.8)	8.6
Other non-operating income	—	0.1	0.1	—	0.2
Discontinued Operations EBIT	2.7	(34.8)	9.2	(16.3)	(39.2)
Discontinued operations impairment and plant closure	—	43.9	—	25.0	68.9
Adjusted EBIT (Discontinued Operations)	2.7	9.1	9.2	8.7	29.7

Adjusted EBIT (Bemis Company Inc.) (a)	$101.2	$116.4	$115.8	$104.0	$437.4

Average Invested Capital[1] (b)					2,928.9
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					9.7%

1 - Average invested capital includes all equity and debt amounts, less cash calculated on a five-quarter average.
2 - Tax rate assumed to be the U.S. federal statutory rate.